Exhibit 4.1.1

SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of August 10, 2006 (this “Supplemental Indenture”), between Walter Industries, Inc. (hereinafter called the “Company”), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of April 20, 2004 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $175.0 million of 3.75% Convertible Subordinated Notes due 2024 of the Company (the “Notes”);

WHEREAS, pursuant to Section 11.01 of the Indenture, the Indenture may be amended without the consent of any Noteholder to cure any ambiguity or to correct or supplement any provision contained therein or in the Notes or in any supplemental indenture that may be defective or inconsistent with any other provisions contained therein or in any supplemental indenture; and

WHEREAS, the Company has identified an ambiguity and defect in a provision of the Indenture that it wishes to correct and supplement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Amendments to Indenture

SECTION 2.1.  Amendments.  (a)  The definition of “Last Reported Sale Price” is amended by inserting the language that is italicized:

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.  If the Common Stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “Last Reported Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization.  If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and asked prices for the Common Stock on the relevant date quoted by each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.  In connection with any determination of the Spin-off Market Price for any share of the capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Company, the “Last Reported Sale Price” shall be determined as set forth above but substituting such capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Company where there are references to “Common Stock”.

(b)   Section 15.05(d) of the Indenture is hereby amended by deleting the text marked below that is stricken and inserting the language that is italicized:

(d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities or other property (but excluding any cash distributions referred to in Section 15.05(e), rights, options or warrants referred to in Section 15.05(b) and any dividend or distribution referred to in Section 15.05(a)), the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction,

(i) the numerator of which shall be the Current Market Price per share of the Common Stock on the date fixed for such determination, and

(ii) the denominator of which shall be such Current Market Price per share of the Common Stock plus the then fair market value per share (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on the date fixed for such determination of the evidences of indebtedness, shares of capital stock, securities, or other property so to be distributed, such adjustment shall become effective immediately prior to the opening of business on the Business Day following the date fixed for the determination of stockholders entitled to receive such distribution; provided, however, that in the event that the Company makes a distribution to all holders of its Common Stock consisting of capital stock of, or similar equity interest in, a subsidiary or other business unit of the Company, the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Spin-off Market Price per share of the Common Stock on the date fixed for such determination ~~less the Spin-off Market Price per share or similar equity interest of the subsidiary or other business unit of the Company on such date~~ and the denominator shall be the Spin-off Market Price per share of the Common Stock plus the value per share of Common Stock on such date of the share(s) or similar equity interest(s) of the subsidiary or other business unit of the Company distributed based on the Spin-off Market Price thereof on such date, such adjustment to become effective 10 Trading Days after the effective date of such distribution of capital stock of, or similar equity interest in, a subsidiary or other business unit of the Company.  In any case in which this Section 15.05(d) is applicable, Sections 15.05(a), (b) and (e) shall not be applicable.  If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

ARTICLE III

Miscellaneous

SECTION 3.1  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2  Governing Law; Waiver of Jury Trial.  This Supplemental Indenture shall be deemed a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law or any successor to such statute).

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 3.3  Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4  Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.5  Execution in Counterparts.  This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 3.6  Headings.  The headings in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.7  Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals herein are deemed to be those of the Company and not the Trustee and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WALTER INDUSTRIES, INC.

By:	/s/ Miles C. Dearden, III
Name: Miles C. Dearden, III
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Tina D. Gonzalez
Name: Tina D. Gonzalez
Title: Assistant Treasurer